Exhibit 99.1

Popular Announces Richard L. Carrión’s Transition from Executive Chairman to Non-Executive Chairman of the Board of Directors

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – June 28, 2019 – Popular, Inc. (NASDAQ: BPOP) announced today that Richard L. Carrión will transition from his current role of Executive Chairman to non-executive Chairman of the Board of Directors, effective July 1, 2019. Carrión was named Executive Chairman on July 1, 2017, after serving as CEO of Popular for 26 years, a role in which he was succeeded by Ignacio Alvarez.

“I know I speak for everyone in the Popular family in expressing my heartfelt appreciation to Richard for his many years of exemplary service. Richard has been a truly iconic leader and I am grateful for his mentorship and trust during this transition. We are fortunate to have the opportunity to continue to benefit from his guidance as Chairman of the Board,” said Alvarez.

Carrión, who joined the company in 1976, said “Popular has had a special place in my heart since childhood and I have been blessed to serve it in different roles over the past four decades. With the organization stronger than ever, supported by a talented team under Ignacio’s leadership, this is the appropriate time for me to transition to a non-executive role. It is a privilege to continue my service to Popular as Chairman of the Board.”

William J. Teuber, Jr., Lead Independent Director, added “On behalf of a grateful Board, I would like to recognize Richard’s contributions, vision and his continued commitment to Popular, as well as Ignacio’s leadership since he assumed the position of CEO. We look forward to continue working with both to ensure Popular remains a strong, growing and vibrant organization.”

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications